UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 3, 2014

REGENERX BIOPHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-15070	52-1253406
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15245 Shady Grove Road, Suite 470 Rockville, MD	20850
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (301) 208-9191

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On October 3, 2014, at the request of RegeneRx Biopharmaceuticals, Inc. (the “Company”), the Company reached an agreement with the holders of its convertible promissory notes (the “Notes”) to amend the Notes to extend their maturity date rather than pay out the principal and interest at this time. The Notes had an initial maturity date of October 19, 2014, which maturity date has now been extended three years to October 19, 2017. The Notes were issued on October 19, 2012 with an aggregate principal value of $300,000.

All other terms of the Notes remain unchanged. The Notes will continue to pay interest at an annual rate of 5% and are convertible at the election of the holder into shares of our common stock at a conversion price of $0.15 per share (subject to adjustment as described in the Notes) at any time prior to repayment.  In the aggregate, the Notes are convertible into 2,000,000 shares of our common stock (subject to adjustment as described in the Notes), excluding interest. At any time prior to maturity of the Notes, with the consent of the holders of a majority in interest of the Notes, we may prepay the outstanding principal amount of the Notes plus unpaid accrued interest without penalty.  Upon the commission of any act of bankruptcy by the Company, the execution by the Company of a general assignment for the benefit of creditors, the filing by or against the Company of a petition in bankruptcy or any petition for relief under the federal bankruptcy act or the continuation of such petition without dismissal for a period of ninety (90) days or more, or the appointment of a receiver or trustee to take possession of the property or assets of the Company, the outstanding principal and all accrued interest on the Notes will accelerate and automatically become immediately due and payable.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference herein.

Item 9.01    Financial Statements and Exhibits.

(d)   Exhibits

Exhibit Number	Description

10.1	Form of First Amendment to Convertible Promissory Notes

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

REGENERX BIOPHARMACEUTICALS, INC.

By:	/s/ J.J. Finkelstein
J.J. Finkelstein
President and Chief Executive Officer

Date: October 9, 2014

EXHIBIT INDEX

Exhibit Number	Description

10.1	Form of First Amendment to Convertible Promissory Notes